EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in the Registration Statement on Form S-8 of Chesapeake Energy Corporation to be filed on or about November 18, 2011, of all references to our firm and information from our reserves report dated February 11, 2011, entitled "Estimate of Reserves and Future Revenue to the Chesapeake Energy Corporation Interest in Certain Oil and Gas Properties located in the United States as of December 31, 2010", included in or made a part of the Chesapeake Energy Corporation Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission on March 1, 2011.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ G. LANCE BINDER
G. Lance Binder, P.E.
Executive Vice President

Dallas, Texas
November 17, 2011